Exhibit 10.1
EXECUTION COPY
AGREEMENT
     THIS AGREEMENT (“Agreement”), dated as of February 4, 2009, is made by and among White Electronic Designs Corporation, an Indiana corporation (“WEDC”), Wynnefield Partners Small Cap Value, L.P. (and its affiliates) (“Wynnefield Partners”), Caiman Partners, L.P. (and its affiliates), Kahn Capital Management LLC (“Kahn Partners”) (“Kahn Partners”, “Caiman Partners” with Wynnefield Partners, each a “Shareholder Party” and collectively, the “Shareholder Parties”) and, solely with respect to Section 8(b) of this Agreement in each of their respective capacities as shareholders, Jack A. Henry, Paul D. Quadros, Thomas M. Reahard, Thomas J. Toy and Edward A. White. From time to time in this Agreement, WEDC, the Shareholder Parties and the individuals specified in the immediately preceding sentence are referred to individually as a “Party” and together as the “Parties.”
     WHEREAS, the Shareholder Parties may be deemed to beneficially own shares of common stock of WEDC (the “Common Stock”) totaling, in the aggregate, 2,230,701 shares, or approximately 9.8% of the Common Stock issued and outstanding; and
     WHEREAS, WEDC and the Shareholder Parties have agreed that it is in their mutual interests to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:
     1. Representations and Warranties of the Shareholder Parties. Each of the Shareholder Parties represents and warrants to WEDC that (a) this Agreement has been duly authorized, executed and delivered by such Shareholder Party, and is a valid and binding obligation of such Shareholder Party, enforceable against such Shareholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of such Shareholder Party or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, the organizational documents of such Shareholder Party as currently in effect, or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which such Shareholder Party is a party or bound or to which its or its property or assets is subject; and (c) as of the date of this Agreement, the Shareholder Parties may be deemed to beneficially own in the aggregate 2,230,701 shares of Common Stock.
     2. Representations and Warranties of WEDC. WEDC hereby represents and warrants to the Shareholder Parties that (a) this Agreement has been duly authorized, executed and delivered by WEDC, and is a valid and binding obligation of WEDC, enforceable against WEDC in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby nor the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of WEDC or any of its subsidiaries pursuant to any law, any order of any court or other agency of government, WEDC’s Restated Articles of Incorporation, Amended and Restated Bylaws, or the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which WEDC is a party or bound or to which its property or assets is subject nor trigger any “change of control” provisions in any agreement to which WEDC is a party; and (c) the only proposals to be included in WEDC’s definitive proxy statement for its 2009 annual shareholder meeting will be a proposal for a slate of nominees to the Board of Directors of WEDC, the proposal described in Section 5(a) of this Agreement and a proposal to approve WEDC’s independent auditors.
     3. Directorships.
          (a) Prior to the time that WEDC mails its definitive proxy statement for its 2009 annual shareholder meeting, but in any event no later than seven (7) days after the date hereof, WEDC shall increase the size of its board of directors (the “Board”) from five (5) to seven (7) members. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has in good faith, having reviewed and approved the credentials of Messrs. Brian Kahn and Mel Keating in the exercise of its fiduciary duties, concluded that each such candidate has business experience in such areas as would reasonably be expected to enhance the Board, and determined, consistent with WEDC’s guidelines relating to director qualifications and Board composition, to immediately appoint Messrs. Brian Kahn and Mel Keating to the Board (the “New Appointees”) to fill the vacancy on the Board created by increasing its size to seven (7) members, pending the Nominating Committee’s expected completion of background checks of the New Appointees by February 6, 2009.
          (b) WEDC agrees that the Board will take all actions necessary and appropriate to:
               (1) nominate the New Appointees as directors of WEDC at WEDC’s 2009 annual shareholder meeting (other than in the case of such person’s refusal to serve or if such person has committed an act that would be grounds for removal from the Board for cause, in which case the Shareholder Parties will have the right to designate and substitute another person or persons, subject to prompt reasonable evaluation and determination by the Nominating Committee in good faith after exercising its fiduciary duties that such candidate has business experience in such areas as would reasonably be expected to enhance the Board, consistent with WEDC’s guidelines relating to director qualifications and Board composition), together with the other persons included in WEDC’s slate of nominees for director, with terms expiring at WEDC’s 2010 annual shareholder meeting;
               (2) recommend, and reflect such recommendation in WEDC’s definitive proxy statement in connection with WEDC’s 2009 annual shareholder meeting, that the shareholders of WEDC vote to elect the New Appointees as directors of WEDC at the 2009 annual shareholder meeting;

               (3) use reasonable efforts consistent with the efforts used to obtain proxies for the other candidates nominated by the Board to obtain proxies in favor of the election of the New Appointees at the 2009 annual shareholder meeting; and
               (4) ensure that, for all times that either of the New Appointees or any replacement director appointed pursuant to Section 3(c) below, remains in office, one such appointee will have the right, subject to compliance with applicable Securities and Exchange Commission (the “SEC”)) and Nasdaq corporate governance rules, to serve on all committees and sub-committees of the Board (or any substitutes therefor), provided that the Board shall not be obligated to appoint or designate either New Appointee as the chairman of any such committee or sub-committee.
          (c) WEDC agrees that, during the term of this Agreement, if a New Appointee resigns or is otherwise unable to serve as a director or is removed for cause as a director, the Shareholder Parties will have the right to designate and substitute a person or persons for appointment to the Board as a replacement director, subject to evaluation and determination by the Nominating Committee using the standards described in Section 3(b)(1); provided that (1) the Board’s approval and appointment of the Shareholder Parties’ replacement nominee shall not be unreasonably withheld or delayed and (2) the Board shall not be required to approve more than one replacement at a time for each Board position to which the Shareholder Parties are entitled pursuant to Section 3(a).
          (d) Each of the New Appointees, upon appointment or election to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits, including (but not limited to) with respect to insurance, indemnification, compensation and fees, as are generally applicable to any non-employee directors of WEDC. WEDC represents, warrants and agrees that it does not have any current policy nor will it adopt any policy requiring any director on the Board to purchase or sell securities of WEDC pursuant to a 10b5-1 plan to be adopted by any such director.
          (e) WEDC shall not, and shall cause the Board not to, take any action during the term of this Agreement, to increase the number of members on the Board to more than seven (7) directors; provided, however, that the Board may expand the number of members on the Board to eight (8) solely in the event that the Board determines that WEDC’s Chief Executive Officer should be appointed to the Board and, at such time, there are seven members then serving on the Board.
          (f) WEDC agrees that it shall hold the 2009 annual meeting of WEDC shareholders as soon as practicable, but in any event, no later than on or before May 15, 2009.
     4. Strategic Review Committee. WEDC hereby confirms that the Board has formed a Strategic Review Committee. Such committee shall, as promptly as practicable, approve and adopt a committee charter that incorporates the provisions attached hereto as Exhibit A. Any actions taken by the Board’s Strategic Review Committee (and any successor or other committee of the Board that performs a similar function), including any committee approvals or recommendations to the full Board, shall require the unanimous approval of all then serving members of such committee. For purposes of clarity, at all times during the duration of this Agreement, Mr. Kahn, one of the New Appointees (or such other director designated by the Shareholder Parties as provided for in Section 3(c) above) shall be a member of the Strategic Review Committee.

     5. Charter Documents.
          (a) WEDC shall recommend to its shareholders and reflect in its definitive proxy statement for its 2009 annual shareholder meeting that the shareholders approve amendments to WEDC’s Restated Articles of Incorporation authorizing WEDC’s shareholders representing a majority of WEDC’s outstanding shares of Common Stock to amend WEDC’s Amended and Restated Bylaws (the “Bylaws”). In addition, promptly following the execution of this Agreement, the Board shall amend the Bylaws in order to (1) allow shareholders owning at least 30% of WEDC’s outstanding shares of Common Stock to call a special meeting of shareholders and (2) limit the number of directors constituting the entire Board to no more than seven (7) directors; provided, however, that the Board may expand the number of members on the Board to eight (8) solely in the event that the Board determines that its Chief Executive Officer should be appointed to the Board and, at such time, there are seven members then serving on the Board.
          (b) In connection with the 2009 annual meeting of shareholders, the Board shall take all actions necessary and appropriate to recommend that the shareholders of WEDC vote to approve the proposal described in Section 5(a) above.
          (c) WEDC shall use reasonable efforts consistent with the efforts used to obtain proxies for the other proposals set forth in the proxy statement for the 2009 annual meeting to obtain proxies in favor of approval of the proposal described in Section 5(a).
     6. Standstill Restrictions. Subject to applicable law, including Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as permitted pursuant to the terms of this Agreement, during the term of this Agreement, the Shareholder Parties shall not, and shall cause their respective officers, directors, employees, representatives and agents not to, in any manner, directly or indirectly:
          (a) solicit (as such term is used in the proxy rules of the SEC) proxies or written consents of shareholders, or conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote any shares of Common Stock with respect to any matter, or become a “participant” in any “contested solicitation” for the election of directors with respect to WEDC (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of all of WEDC’s nominees and proposal described in Section 5(a) above;
          (b) purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by WEDC, if in any such case, immediately after the taking of such action, (1) Wynnefield Partners would, in the aggregate, beneficially own more than 9.9% of the then outstanding shares of Common Stock or (2) Kahn Partners and Caiman Partners, L.P. (with its affiliates) would, in the aggregate, collectively beneficially own more than 9.9% of the then outstanding shares of Common Stock;
          (c) make or be the proponent of any shareholder proposal, whether pursuant to Rule 14a-8 of the Exchange Act or otherwise;

          (d) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a group comprised solely of the Shareholder Parties);
          (e) deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Shareholder Parties;
          (f) execute any written consent as a shareholder with respect to WEDC or its Common Stock, except as set forth herein;
          (g) otherwise act, alone or in concert with others, to (i) make any public statement critical of WEDC, its directors or management or (ii) control or seek to control the Board, other than through non-public communications with the officers and directors of WEDC;
          (h) seek, alone or in concert with others, (i) to call a meeting of shareholders, (ii) representation on the Board, except as specifically contemplated in Sections 3(a), (b) and (c), or (iii) the removal of any member of the Board, except as specifically contemplated in Section 3(b)(5);
          (i) make any proposal regarding any of the foregoing;
          (j) publicly disclose any request to amend, waive or terminate any provision of this Agreement; or
          (k) take or seek to take, or cause or seek to cause others to take, directly or indirectly, any action inconsistent with any of the foregoing.
     Notwithstanding anything contained herein to the contrary, any member of the Shareholder Parties shall be entitled to:
               (i) vote their shares in favor of the election of the New Appointees at the 2009 WEDC annual meeting of shareholders and in favor of the proposal described in Section 5(a) hereof;
               (ii) vote their shares in accordance with Section 8 of this Agreement;
               (iii) propose a slate of nominees for election as directors and/or a proposal for consideration or approval by shareholders at the 2010 WEDC annual meeting or any special meeting of shareholders called for such purpose (other than by the Shareholder Parties) in order to comply with the advance notice provisions or other requirements of WEDC’s Restated Articles of Incorporation or Bylaws and to take such other actions with respect thereto as required to comply with the laws of the State of Indiana and the United States of America, and the regulations thereunder.
     7. Actions by the Shareholder Parties.
          (a) At WEDC’s 2009 annual shareholder meeting, the Shareholder Parties shall vote, and cause their respective officers, directors, employees and agents to vote, all of the shares of Common Stock beneficially owned by him or them for each of WEDC’s nominees for election to the Board, for the ratification of the appointment of WEDC’s independent auditors and for approval of the proposal described in Section 5(a) hereof.

          (b) Upon the execution of this Agreement by the Parties and appointment of the New Appointees as directors of WEDC, the Shareholder Parties shall terminate the pending proxy contest with respect to the election of directors at WEDC’s 2009 annual shareholder meeting, as described in the preliminary proxy statement filed with the SEC on Schedule 14A under the Exchange Act on January 9, 2009.
          (c) Upon the execution of this Agreement by the Parties and appointment of the New Appointees as directors of WEDC, no further action will be taken by the Shareholder Parties with respect to the letter from the Shareholder Parties, dated December 18, 2008, as filed with the SEC on Schedule 14A under the Exchange Act on December 22, 2008, (the “December Letter”), and such December Letter will be stayed, except that the Shareholder Parties may notify the SEC that they are withdrawing their preliminary proxy statement as a result of this Agreement and file a Schedule 13D/A disclosing the execution of this Agreement and terminating their status as a group (which notice and filing shall not make any statements or disclosures that conflict with the terms of this Agreement).
          (d) Upon appointment of the New Appointees as directors of WEDC, the December Letter will, without any further action necessary on the part of any person, be automatically and irrevocably withdrawn.
     8. Voting of Shares.
          (a) From the date hereof until the termination of this Agreement in accordance with Section 9, the Shareholder Parties shall, and shall cause their respective officers, directors, employees, representatives and agents to, vote any shares of Common Stock beneficially owned by them in connection with any matter or proposal submitted to a vote of WEDC’s shareholders in their discretion either (1) as recommended by the Board or (2) proportionately in accordance with the votes of all other shareholders of WEDC who have voted with respect to such matter or proposal (excluding shares beneficially owned, or deemed to be beneficially owned, by the Shareholder Parties or by members of the Board for purposes of determining such “at large” vote).
          (b) From the date hereof until the termination of this Agreement in accordance with Section 9, each member of the Board (other than the New Appointees and their successors, who shall be governed by Section 8(a)) shall vote any shares of Common Stock beneficially owned by him in connection with any matter or proposal submitted to a vote of WEDC’s shareholders in his discretion either (1) as recommended by the Board or (2) proportionately in accordance with the votes of all other shareholders of WEDC who have voted with respect to such matter or proposal (excluding shares beneficially owned, or deemed to be beneficially owned, by the Shareholder Parties or by members of the Board for purposes of determining such “at large” vote).
     9. Termination. This Agreement shall terminate and the obligations of the Parties under this Agreement shall cease:
          (a) at the option of WEDC, upon the earliest of (i) a material breach by any Shareholder Party of any obligation hereunder which has not been cured within 14 days after receiving notice of such breach from WEDC, (ii) the Shareholder Parties having, in the aggregate, beneficial ownership of less than five percent of the outstanding shares of Common Stock; (iii) any person becoming the beneficial owner of more than 50% of WEDC’s voting stock, including by merger, acquisition, tender offer, exchange offer or other type of business combination; or (iv) any person publicly announcing their intent to become the beneficial owner of more than 50% of WEDC’s voting stock, including any merger, acquisition, tender offer, exchange offer or other type of business combination;
          (b) at the option of the Shareholder Parties, upon the earliest of (i) a material breach by WEDC of any obligation hereunder which has not been cured within 14 days after receiving notice of such breach from the Shareholder Parties or (ii) (A) the public announcement by WEDC of its intention to enter into a definitive agreement to transfer all or substantially all of the assets of WEDC or more than 50% of the voting power of WEDC, whether by merger, acquisition, tender offer, exchange offer or other type of business combination or (B) any person (other than the Shareholder Parties) publicly announcing their intent to become the beneficial owner of more than 50% of WEDC’s voting stock, including any merger, acquisition, tender offer, exchange offer or other type of business combination;
          (c) on the second business day preceding the date of WEDC’s 2010 annual shareholder meeting (the “Termination Date”);
          (d) on the day that a former member of the Shareholder Parties submits a slate for election as directors or a public proposal for consideration by WEDC’s shareholders at WEDC’s 2010 annual shareholder meeting (which date shall be no earlier than seven (7) days prior to the last date on which a WEDC shareholder may validly submit a proposal, other than pursuant to Rule 14a-8 under the Exchange Act, for consideration at WEDC’s 2010 annual shareholder meeting, which date shall be disclosed in WEDC’s Definitive Proxy Statement on Schedule 14A for its 2009 annual shareholder meeting);
          (e) on the day that the Board of WEDC publicly announces its nominees for election as directors at WEDC’s 2010 annual shareholder meeting, which do not include both New Appointees, or their successors as determined by the Shareholder Parties; or
          (f) at any time, upon the written consent of all of the Parties.
     10. Public Announcement. WEDC and the Shareholder Parties shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties, including the terms of this Agreement and also shall include a statement to the effect that the compensation committee of the Board shall examine and consider the use of performance-based criteria with respect to future equity awards and grants. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued. The Parties agree that, while this Agreement remains in effect, each Party shall refrain from any disparagement, defamation, libel, or slander with respect to any other Party or its affiliates or from publicly criticizing such other Party or its affiliates.
     11. Nonpublic Information.
          (a) In connection with discussions between the Shareholder Parties and their representatives and WEDC and its representatives, or otherwise during the term of this Agreement, the Shareholder Parties or their representatives have obtained information about WEDC or its securities that is confidential. Each of the Shareholder Parties agrees, as set forth below, to treat confidentially any such information (whether oral or written, provided that all written information shall have been identified as confidential) furnished to or otherwise obtained by such Shareholder Party or his or its representatives from WEDC or on its behalf together with those portions of analyses, summaries, notes or other documents prepared by a Shareholder Party or any of their representatives which contain or otherwise reflect such information (herein collectively referred to as the “Confidential Information”). Each Shareholder Party agrees that, except with WEDC’s prior written consent, neither such party nor such party’s representatives will disclose any Confidential Information to any other person or use any of the Confidential Information for any purpose other than on WEDC’s behalf. For purposes of this Agreement, the phrase “Confidential Information” shall not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by a Shareholder Party or his or its representatives, (ii) was lawfully available to the Shareholder Parties on a nonconfidential basis prior to its disclosure to the Shareholder Parties or their representatives by WEDC or on its behalf or (iii) lawfully becomes available to the Shareholder Parties on a nonconfidential basis from a source other than WEDC or WEDC’s representatives or agents, provided that such source is not bound by a confidentiality agreement with WEDC of which the Shareholder Parties have been made aware. WEDC has no obligation to furnish Confidential Information to the Shareholder Parties or their representatives by virtue of this Agreement. In the event that any member of the Shareholder Parties is requested pursuant to, or required by, law, regulation, legal process or regulatory or civil authority to disclose any portion of the Confidential Information, the Shareholder Parties shall give prompt notice to WEDC, to the extent such notice is legally permissible. The Shareholder Parties shall use all commercially reasonable efforts to limit the scope of such required disclosure, and the Shareholder Parties shall be permitted to disclose, without any liability to WEDC, only that portion of the Confidential Information which the Shareholder Parties’ counsel advises that the Shareholder Parties are legally required to disclose.
          (b) WEDC has been advised by the Shareholder Group that, upon execution of the Agreement, and filing an appropriate Schedule 13D/A with the SEC, the Shareholder Parties shall dissolve their group. Accordingly, Wynnefield Partners and its affiliates shall not be entitled to nor do they expect to receive any Confidential Information. However, in connection with this Agreement and the ongoing relationship of Caiman Partners and Kahn Capital Management LLC (and their affiliates) with WEDC, there may be instances in which material nonpublic information concerning WEDC will be divulged to them by WEDC or its representatives or agents. Caiman Partners and Kahn Capital Management LLC expressly acknowledge, on behalf of themselves and their representatives and agents, that federal and state securities laws prohibit any person who misappropriates material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
     12. Releases.
          (a) The Shareholder Parties hereby agree for the benefit of WEDC, and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of WEDC (WEDC and each such person being a “WEDC Released Person”) as follows:
               (i) The Shareholder Parties, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each WEDC Released Person of, and hold each WEDC Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that the Shareholder Parties may have against the WEDC Released Persons, in each case with respect to facts and circumstances occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions).
               (ii) The undersigned understand and agree that the Claims released by the Shareholder Parties above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Shareholder Parties understand that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this Release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.
          (b) The Shareholder Parties agree that so long as any New Appointee (or any other director designated by the Shareholder Parties as provided for in Section 3(c) above) is a member of the Board, (i) no member of the Shareholder Parties shall, without the consent of WEDC, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which WEDC or any of its officers or directors are named as parties; provided that the foregoing shall not prevent Shareholder Party from responding to a validly issued legal process and (ii) the Shareholder Parties agree to give WEDC at least five business days notice of the receipt of any legal process requesting information regarding WEDC or any of its officers or directors, to the extent that such notice is legally permissible.
          (c) WEDC hereby agrees for the benefit of the Shareholder Parties, and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof, as well as each New Appointee and any other director designated by the Shareholder Parties as provided for in Section 3(c) above (the Shareholder Parties and each such person being a “Shareholder Released Person”) as follows:
               (i) WEDC, for itself and for its affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Shareholder Released Person of, and holds each Shareholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that WEDC may have against the Shareholder Released Persons, in each case with respect to facts and circumstances occurring any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions).
               (ii) The undersigned understand and agree that the Claims released by WEDC above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. WEDC understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this Release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.
          (d) Notwithstanding the foregoing, the releases in Sections 11(a), 11(b) and 11(c) do not extend to claims that the releasing party does not know or suspect to exist in its favor at the time of executing the release, which, if known by it, must have materially affected its settlement with the non-releasing party.
          (e) The Parties intend that the foregoing release be broad with respect to the matter released, provided, however, this release of Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of WEDC arising under its Restated Articles of Incorporation, the Bylaws or otherwise.
     13. Remedies.
          (a) Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity.
          (b) In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of, this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.
     14. Notices. Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 14) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, (b) if mailed by certified or registered first-class mail, three business days after the date of mailing, or (c) if sent by recognized overnight courier, one day after the date of sending.
If to WEDC:
White Electronic Designs Corporation
3601 E. University Drive
Phoenix, Arizona 85034
Attention: Roger Derse, Chief Financial Officer (Interim Office of the President)
Telephone: (602) 437-1520
Facsimile: (602) 437-9120
with a copy (which shall not constitute notice to WEDC) to:
Wilson Sonsini Goodrich & Rosati
Professional Corporation

650 Page Mill Road
Palo Alto, California 94304
Attention: David J. Berger
           Bradley L. Finkelstein
Telephone: (650) 493-9300
Facsimile: (650) 493-6811
and
Snell & Wilmer, L.L.P.
One Arizona Center
400 E. Van Buren Street
Phoenix, Arizona 85004
Attention: Jon S. Cohen
           Franc Del Fosse
Telephone: (602) 382-6000
Facsimile: (602) 382-6070
If to Wynnefield Partners:
Wynnefield Partners Small Cap Value, L.P.
450 Seventh Avenue, Suite 509
New York, New York 10123
Attention: Nelson Obus
Telephone: (212) 760-0134
Facsimile: (212) 760-0824
with a copy (which shall not constitute notice to Wynnefield Partners) to:
Kane Kessler PC
1350 Avenue of the Americas, 26th Fl.
New York, New York 10019
Attention: Jeffrey Tullman
Telephone: (212) 519-5101
Facsimile: (212) 245-3009
If to Caiman Partners
Kahn Capital Management, LLC
5506 Worsham Court
Windermere, Florida 34786
Attention: Brian Kahn
Telephone: (407) 909-8015
Facsimile: (208) 728-8007
with a copy (which shall not constitute notice to Caiman Partners) to:

Sims Moss Kline & Davis LLP
3 Ravinia Drive, Suite 1700
Atlanta, Georgia 30346
Attention: Jerry L. Sims
Telephone: (770) 481-7207
Facsimile: (770) 481-7210
     15. Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.
     16. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     17. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.
     19. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
     20. Successors and Assigns. This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.
     21. Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.
     22. Further Action. Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.
     23. Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury and any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Party hereto in negotiation, administration, performance or enforcement hereof.
     24. Expenses. Contemporaneously with the execution of this Agreement, following receipt of reasonably satisfactory documentation thereof (which shall for purposes of legal fees, require only a statement from the attorneys representing the Shareholder Parties as to the total fees and expenses charged by such attorneys, and that such fees and expenses are the customary fees and expenses charged by such attorneys for matters of this type, and they were reasonably and necessarily incurred), WEDC will reimburse the Shareholder Parties for their documented out-of-pocket fees and expenses actually and reasonably incurred in connection with their activities relating to the matters described in this Agreement through the date of the execution and performance of this Agreement, provided such reimbursement shall not exceed $250,000 in the aggregate, and the Shareholder Parties hereby agree that such payment shall be in full satisfaction of any claims or rights it may have for fees, expenses or costs related to the matters described in this Agreement.
[Signatures are on the following page.]

EXECUTION COPY
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

White Electronic Designs Corporation		Wynnefield Partners Small Cap Value, L.P.,

By:	/s/ Roger A. Derse	By:	Wynnefield Capital Management LLC

		Its:	General Partner

		By	/s/ Nelson Obus

Name:	Roger A. Derse	Name:	Nelson Obus
		Title:	Co-Managing Member
Title:	V.P. / CFO

Caiman Partners, L.P

		By:	Caiman Capital GP, L.P.
		Its:	General Partner

			By:	Caiman Capital Management LLC,
			Its:	Managing General Partner

			By:	/s/ Brian Kahn

			Name:	Brian Kahn
			Title:	Managing Member

Kahn Capital Management LLC

By:
Its:
			By:	/s/ Brian Kahn

			Name:	Brian Kahn

			Title:	Manager

EXECUTION COPY
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Paul D. Quadros, a shareholder	Jack A. Henry, a shareholder

/s/ Paul D. Quadros	/s/ Jack A. Henry

Thomas M. Reahard, a shareholder	Thomas J. Toy, a shareholder

/s/ Thomas M. Reahard	/s/ Thomas J. Toy

Edward A. White, a shareholder

/s/ Edward A. White

EXECUTION COPY
EXHIBIT A
Principles to be incorporated into Strategic Review Committee Charter
Purpose: The committee shall be responsible for developing, reviewing, evaluating and recommending to the Board all strategic alternatives available to WEDC. The committee may convene meetings from time to time in its discretion.
Membership: The committee shall consist of three members of the Board, all of whom shall meet the Nasdaq definition of independence.
Governance:
•	Until the termination of the Agreement, all three members of the committee are required to constitute a quorum and all decisions and recommendations of the committee must be unanimous

•	The committee shall document its proceedings in written minutes, as the committee deems appropriate

•	Until the termination of the Agreement, any amendment of the Charter shall require the unanimous approval of the Committee members.
Committee Resources
•	The committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of independent counsel, experts or advisors, as it deems appropriate.

•	The committee members shall be reimbursed for all of their reasonable out of pocket expenses, and shall be entitled to receive such fees and compensation as may be determined by the Board.